EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 15, 2011, between 22nd Century Group, Inc., a Nevada corporation (the “Company”), and Michael R. Moynihan (the “Executive”).

1.           EMPLOYMENT DUTIES AND RESPONSIBILITIES

1.1           Position and Title.  The Company hereby agrees to employ the Executive in the position(s) described on Addendum A attached hereto and the Executive hereby accepts such position(s) and agrees to serve the Company, including Company Affiliates (as defined below), in such capacity until this Agreement is terminated by one of the parties in accordance with the terms set forth in Section 4 below.

1.2           Company Policies and Procedures.  The Executive agrees to abide by all applicable policies and procedures of the Company and its Affiliates (as defined below) for which notice of the policy or procedure has been given in writing by Company and acknowledgement of receipt has been given in writing by Executive, and Executive agrees to perform job duties as described in that certain confidential Position Description dated March 15, 2011 previously agreed to by Company and Executive.

1.3           Attention.  During the term of this Agreement, excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees (i) to devote the primary portion of his productive time, ability and attention to the business of the Company and its Affiliates (as defined below), during normal working hours, and (ii) not to acquire, hold or retain, whether directly or indirectly, more than a two percent (2%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates.  For purposes of this Agreement, “Affiliates” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

2.           TERM OF EMPLOYMENT

2.1           Effective Date.  The Effective Date of this Agreement shall be the date first set forth above.

2.2.           Term.  The initial term of this Agreement shall be set forth on Addendum A hereto, and the Company agrees to employ the Executive and the Executive hereby agrees to serve the Company until this Agreement is terminated by one of the parties in accordance with the terms set forth in Section 4 below.

3.           COMPENSATION

3.1           Base Salary.  The Company shall pay to Executive, and Executive shall accept from the Company, a monthly base salary in the amount set forth on Addendum A attached hereto (the “Base Salary”), payable on the Company’s standard pay schedule, provided that the Executive has been in active service during the specified pay period.  Executive’s Base Salary may not be decreased at any time during this Agreement without the express written consent of the Executive.  The Base Salary will be increased as set forth in Addendum A hereto, as well as in such other amounts as the Company may determine in its sole discretion from time to time, but nothing herein shall be deemed to require any such increase other than as set forth in Addendum A hereto.

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3.2           Incentive Compensation/Bonus.  Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as may be determined by the Company and the Executive from time to time, and/or such other incentive compensation arrangements that may be entered into between the Company and the Executive in the future.

3.3           Stock Options/Restricted Stock Grants.  Executive will be eligible for stock options and/or restricted stock as may be awarded by the Company, in its sole discretion, from time to time, subject to the terms of the Company’s 2010 Equity Incentive Plan or any similar plan or agreement then being offered by the Company during the term of this Agreement.

3.4.          Expenses.  Executive shall be entitled to reimbursement of pre-approved business expenses that are incurred in the furtherance of Company business and are consistent with the Company’s policies for such expense reimbursement.

3.5           Benefits.  Executive shall receive health (family coverage), dental (family coverage), personal disability, retirement, paid time-off and other fringe benefits as are provided to similarly situated executives of the Company from time to time.  Executive shall also receive other benefits as may be set forth on Addendum A hereto.

3.6           Equipment.  Company will provide Executive with use of, or monthly reimbursement for, a laptop computer, cellular phone, or other equipment that the Company may deem necessary or helpful for Executive to conduct business and/or remain in contact with the office(s) or employees while Executive is away from the office.

4.           TERMINATION OF EMPLOYMENT

Executive’s employment with the Company may be terminated, prior to the expiration of any term of this Employment Agreement as set forth on Addendum A hereto, in accordance with any of the following provisions:

4.1           Termination By Executive Without Good Reason.  The Executive may terminate employment at any time during the course of this Agreement by giving thirty (30) days' notice in writing to the Chief Executive Officer or President of the Company.  During the notice period, Executive must fulfill all Executive’s duties and responsibilities set forth above and use Executive’s best efforts to train and support Executive’s replacement, if any.  Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Executive's salary and benefits will remain unchanged during the 30-day notification period.  The Company, at its option, may relieve Executive of all Executive’s duties and responsibilities at any time during the notice period, but will, in such instance, be required to continue to maintain Executive’s pay and benefits through the remainder of the 30 day notice period.

4.2           Termination By The Company Without Cause.  The Company may terminate Executive’s employment without cause at any time during the term of this Agreement by giving the Executive thirty (30) days’ notice of such termination, during which period Executive will continue to receive the compensation and benefits to which Executive would normally be entitled under the terms of this Agreement.  During the notice period, Executive must fulfill all of Executive’s duties and responsibilities and use Executive’s best efforts to train and support Executive’s replacement, if any.  Notwithstanding the foregoing, the Company, at its option, may instruct Executive during such period not to undertake any active duties on behalf of the Company.

4.2 (a) If Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period, the Company shall provide a severance benefit to Executive as follows: Executive will continue to receive Executive's Base Salary then in effect, paid in accordance with standard payroll practices, until the later of one (1) year following termination or (ii) the expiration of the initial term of the employment period as set forth in Addendum A hereto. Under this section, Executive shall not be entitled to receive any portion of Executive's target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period fully completed prior to the date of termination.

4.3           Termination By The Company For Cause.  The Company may, at any time and without notice (except as required below), terminate the Executive for “cause.”  Termination by the Company of the Executive for “cause” shall be limited to termination based on any of the following grounds:  (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony crime; (c) intentional and willful misconduct that subjects the Company to criminal or civil liability; (d) breach of the Executive’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (e) material breach of this Agreement and/or any other agreement entered into between the Company and the Executive; and/or (f) willful and/or continued failure to satisfactorily perform the duties of Executive’s position; provided, however, that Executive shall not be terminated for cause under subsection (e) or (f) above unless the Company first has provided Executive with written notice that the Company considers the Executive to be in violation of Executive’s obligations under those subsections and Executive fails, within thirty (30) days of such notice, to cure the conduct that has given rise to the notice.

In the event of a termination by the Company for Cause, Executive shall be entitled to receive only that Base Salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Company policy.  Under this section, Executive shall not be entitled to receive any portion of Executive’s target bonus for the period in which the termination occurs.

4.4	Termination by the Executive For Good Reason.

a.           This Agreement may be terminated by the Executive upon notice to the Company of any event constituting "Good Reason" as defined herein.

b.           As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) failure of the Company to pay Executive’s compensation in accordance with this Agreement; (ii) a change in job title and/or duties of Executive without the consent of Executive; and/or (iii) a change in the person to whom the Executive reports within the Company; provided, however, that the Executive shall not be deemed to have Good Reason pursuant to this provision unless the Executive gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 4.4 and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

4.5           Termination By Death Or Disability.  The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of Executive’s position due to death or disability; and the Executive, or the Executive’s heirs, beneficiaries, successors, or assigns, shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s last day of active employment prior to such death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive or to the Executive’s heirs, beneficiaries, successors, or assigns.  For purpose of this agreement, “disability” shall be defined as the Executive’s failure, due to a mental or physical condition, to perform the essential functions of Executive’s position for more than 120 days in any 360 day period.

           4.6          Change In Control and Termination Provisions.

(a)           If within a three (3) year period following any Change in Control (as defined below), after the date hereof, there occurs any of the following:

(i) any termination of the Executive (other than as set forth in Section 4.3 (Termination by the Company for Cause) or Section 4.5 (Termination by Death or Disability),

(ii) a diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control, including but not limited to a change in the job title, duties and/or person to whom the Executive reports within the Company,

(iii) any reduction in the Base Salary or any other compensation as compared to such Base Salary or any other compensation as of the date immediately prior to the Change in Control,

(iv) any failure to provide the Executive with benefits at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company after the Change in Control or as granted to the Executive by this Agreement, or

(v) any material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of any of the foregoing events, the Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Executive shall be entitled to receive the Base Salary which remains unpaid for the remainder of such ninety-day period

           (b)           Notwithstanding any provisions now or hereafter existing under the Company’s 2010 Equity Incentive Plan or any other stock option plan or restricted share plan of the Company or any entity which directly or indirectly controls the Company, in the event of a Change in Control, all options and all restricted shares provided and/or to be provided to the Executive pursuant to this Agreement, the Company’s 2010 Equity Incentive Plan and/or any other agreement between the Company (or any entity which directly or indirectly controls the Company) and Executive shall be granted and shall immediately fully vest as of the date of such Change in Control with such options and restricted shares being valued at the closing price of the common stock underlying such options and/or restricted stock grants on the day prior to the day of the Change of Control or, in the event such common stock is not then traded and quoted on a securities exchange or automated quotation system, then the value per share of such common stock shall be the higher of either (i) the book value per share of such common stock, (ii) the price per share of such common stock on the effective date hereof, or (iii) the average price per share of such common stock during the six (6) month period immediately preceding the date on which such shares of common stock were no longer traded and/or quoted on a securities exchange or automated quotation system.

           (c)           For purposes of this Agreement, a “Change in Control” shall be deemed to exist if and of the following occurs after the date hereof, with any transaction which is part of the business combination by and between the Company and 22nd Century Limited, LLC consummated on the date hereof being excluded from this definition:

(i)           a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires thirty percent (30%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company, and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company or any entity which directly or indirectly controls the Company, which securities have the right to vote in elections of directors of the Company or any entity which directly or indirectly controls the Company; or

(ii)           Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)          the Company or any entity which directly or indirectly controls the Company disposes, by sale of stock, assets or otherwise, of all or substantially all of the business of the Company or the business of any entity which directly or indirectly controls the Company to a party or parties other than a subsidiary or other affiliate of the Company or any entity which directly or indirectly controls the Company pursuant to a partial or complete liquidation of the Company or any entity which directly or indirectly controls the Company; or

(iv)         the Board of Directors of the Company or any entity which directly or indirectly controls the Company approves the consolidation or merger of the Company or any entity which directly or indirectly controls the Company with or into any other person or entity (other than a wholly-owned subsidiary of the Company or any other entity which is directly or indirectly controlled by the Company), or any other person’s consolidation or merger with or into the Company or any entity which directly or indirectly controls the Company, which results in all or part of the outstanding shares of common stock of the Company or any entity which directly or indirectly controls the Company being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors of the Company or any entity which directly or indirectly controls the Company who was a member of such Board of Directors on the date hereof, was appointed or elected to serve as a member of such Board of Directors within twenty (20) days following the date hereof, or who subsequently became a member of the Board of Director of the Company or any entity which directly or indirectly controls the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

5.           CONFIDENTIALITY AND NONDISCLOSURE

5.1           Non-Disclosure of Confidential Information.  Executive recognizes that Executive’s position with Company is one of the highest trust and confidence and that Executive will have access to and contact with the trade secrets and confidential and proprietary business information of Company.  Executive agrees that Executive shall not, while employed by Company or thereafter, directly or indirectly, use for Executive’s own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Company, except such use or disclosure is required in the discharge of Executive’s duties and obligations on behalf of the Company.

5.2           Definition of “Confidential Information.” For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Company not generally known or available to the public relating to (a) the services, products, Biological Materials (as hereinafter defined), customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Company, including but not limited to the Company’s trade secrets, patents. intellectual property, systems, procedures, manuals, cost and pricing information, solicitations, proposals, bids, contracts, confidential reports and work product prepared in connection with projects and contracts, supporting information for any of the above items, the identities and records of government agencies and offices and contacts, contractors and contacts, and subcontractors and contacts with whom the Company has done business or is seeking to do business, the identities and records of vendors and suppliers of personnel, material and/or raw materials, all accounting and financial information, business plans and budgets, and all other information pertaining to the business activities and affairs of the Company of every nature and type; (b) the business of any Company customer, including without limitation, knowledge of the customer’s current business or staffing needs; and (c) the identities and records of current or former employees of the Company or potential hires and their compensation arrangements with the Company.

5.3           Return of Materials, Equipment and Biological Materials.  Executive further agrees that all memoranda, notes, computer files, records, drawings, reports or other documents, in any format, made or compiled by Executive or made available to Executive while employed by Company concerning any Company activity shall be the property of Company and shall be delivered to Company upon termination of Executive's employment or at any other time upon request.  Executive also agrees to return to the Company and not retain any and all equipment, including laptop computers, and Biological Materials belonging to the Company on or before Executive’s last day of employment with Company.

5.4           No Prior Restrictions.  The Executive hereby represents and warrants to the Company that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer which is not a Company Affiliate (a “Former Employer”).  The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, Executive intends to honor such obligation and the Company hereby agrees not to knowingly request the Executive to disclose such confidential information.

6.           RESTRICTIVE COVENANTS

Executive acknowledges that Executive’s services to be rendered hereunder are of a special and unusual character, which have a unique value to the Company and that the Company will be investing time, effort, and expense in Executive.  In view of the unique value to the Company of the services of the Executive for which the Company has contracted hereunder, the investments by the Company in the Executive, and as a material inducement for the Company to enter into this Agreement and to pay to the Executive the compensation provided hereunder, Executive covenants and agrees as follows:

6.1.         Definitions.  The following definitions shall be applicable to each of the covenants set forth in this section.

a.           Definition of “Same or Substantially Similar Services.”  As used herein, “Same or Substantially Similar Services” means services, including without limitation the provision of goods and/or services that are identical or substantially similar, in whole or in part, to goods and/or services related to developing, growing, making, offering, marketing, distributing and/or selling of products made from the tobacco (Nicotiana) plant (i) which were provided by Executive while Executive was employed with the Company; (ii) which were provided by employees or contractors whom Executive was directly or indirectly managing while Executive was employed with the Company; or (iii) which were the subject of proposals or contracts with which Executive was involved while employed with the Company.

b.           Definition of “Customer.” As used herein, “Customer” is defined as any person or entity, including without limitation a Government Agency, to whom Executive, directly or indirectly (e.g., the end user of the services if the Company is a subcontractor), provided services while employed with the Company (or while under the service provider agreements with effective dates of December 31, 2005 and March 1 2009, respectively).

c.           Definition of “Prospective Customer.” As used herein, “Prospective Customer” shall mean any person or entity, including without limitation a Government Agency, whom the Executive, at any time during the twelve (12) month period preceding the termination of Executive’s employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of services.

d.           Definition of “Government Agency.” As used herein, “Government Agency” shall be limited to the division, department, operating unit, group, or other appropriate sub-entity of an agency to which the Executive provided services while employed with the Company.

e.           Definition of “Biological Materials.”  As used herein, “Biological Materials” shall mean any plant, seed, propagule, embryo, leaf, root and/or other plant part or tissue, and/or gene construct or fragment thereof, belonging to or produced for the Company and/or its Affiliates, including any of the foregoing produced by Executive.

f.           Definition of  “Intellectual Property.”  As used herein, “Intellectual Property” shall mean any and all inventions, developments, formulas, discoveries, concepts, trademarks, improvements, designs, innovations, data, processes, software, works of authorship, know-how, plants, plant varieties (whether registered for plant variety protection or not), tobacco products, smoking cessation aids, drugs and ideas (whether patentable or not) directly or indirectly related to the Company (i) conceived or made by Executive, either alone or with others, while employed by the Company or while contracted by 22nd Century Limited, LLC, (ii) conceived or made by Executive, either alone or with others, with the use of Confidential Information, and/or (iii) conceived or made by Executive, either alone or with others, within one (1) year after the Executive’s last day of active service unless conclusively proven by Executive to have been first conceived or made by Executive after Executive’s last day of active service without reference to any Confidential Information.

6.2         Covenants

a.           Non-Competition with Customers, Prospective Customers and Industry.  During Executive's employment by the Company and for a period of three (3) years after Executive ceases to be employed by the Company for any reason, then Executive will not (except on behalf of the Company), directly or indirectly, as either an employee, contractor, or consultant, whether personally or through another entity, provide or offer to provide any goods or services to any person or entity planning to engage in or engaged in developing, growing, making, offering, marketing, distributing and/or selling of products made from the tobacco (Nicotiana) plant, and/or providing or offering to provide the Same or Substantially Similar Services to any Customer or Prospective Customer.  Executive specifically recognizes and agrees that the restrictions set forth in this subsection are reasonable.

b.           Non-Interference With Customers or Prospective Customers.  Executive further agrees that, for the term of Executive’s employment and for a period of four (4) years after Executive ceases to be employed by the Company, the Executive shall not undertake to interfere with the Company’s relationship with any Customer, Prospective Customer, researcher, supplier, distributer, farmer and/or manufacturer.  This means that Executive shall refrain: (i) from making disparaging comments about the Company or its management or employees to any Customer or Prospective Customer; (ii) from attempting to persuade any Customer, Prospective Customer, researcher, supplier, distributer, farmer and/or manufacturer to cease or reduce doing business with the Company; (iii) from soliciting any Customer, Prospective Customer, researcher, supplier, distributer, farmer and/or manufacturer for the purpose of providing services competitive with the Company Business; or (iv) from assisting any person or entity in doing any of the foregoing.

                      c.           Non-Solicitation and Non-Hiring of Employees.  Executive agrees that, for the term of Executive’s employment and for a period of three (3) years after Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, as an employee, consultant, contractor, principal, agent, or owner, on Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Company to leave their employment with the Company; (ii) hire or employ, or attempt to hire or employ, any person employed by the Company; or (iii) assist or facilitate in any way any other person or entity in the hiring of any person employed by the Company.  The foregoing restriction also shall apply with respect to any person who was an employee, consultant or subcontractor of the Company at the time of, or during the six (6) months preceding, the Executive’s termination from the Company.  This provision shall not limit the scope or the enforceability of the confidentiality restriction prohibiting the use or disclosure of any information pertaining to current or former employees of the Company or potential hires that was obtained in any manner during the period of Executive’s employment with the Company.

d.           Further Covenants.  Executive further agrees, for the term of Executive’s employment with the Company or any of its affiliates and for a period of three (3) years after Executive ceases to be employed by the Company or any of its affiliates, as follows:

(i)  To disclose promptly in writing to the Company (but to no others), in such manner as the Company may from time to time prescribe, all Intellectual Property, whether patentable or not.  All such Intellectual Property shall be the sole and exclusive property of the Company;

(ii)  To assign and convey to the Company, upon request, the complete worldwide right, title and interest in and to all Intellectual Property conceived or made by Executive.  Upon the request of the Company, Executive shall execute such further assignments and other instruments as may be necessary or desirable to fully and completely assign all such Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any other jurisdiction with respect to any such Intellectual Property;

(iii)  To promptly deliver to the Company any and all written records (in the form of notes, sketches, drawings and any other form as may be specified by the Company) documenting the concepts and/or actual reduction to practice of any such Intellectual Property.  Such written records shall at all times be and remain the sole property of the Company;

(iv)  Executive shall not be entitled to any payments or awards by reason of any patent application made by the Company or the granting of any patent thereon and, in the event the Company is required by its contracts with its customers, including the United States Government, to transfer rights to certain Intellectual Property to said customers, Executive also shall not be entitled to any payments or awards by reason of any patent application made by any of said customers, or the granting of any patent thereon;

(v)  During the Executive’s employment with the Company and thereafter, Executive shall do all lawful acts, including the execution of papers and giving of testimony that may be necessary or helpful, in obtaining, sustaining, reissuing and renewing United States patents and foreign jurisdiction patents on all such Intellectual Property and/or for perfecting and maintaining the title of the Company thereto; and to otherwise cooperate with the Company in any controversy or legal proceedings relating to such Intellectual Property or to patent applications or patents based thereon;

(vi) Insofar as reports, papers and technical information created by Executive and/or the Company contain unique, proprietary, non-public, and/or copyrightable material, the Executive agrees that the Company shall have the sole and exclusive right to disclose, publish, reproduce, distribute and circulate said material, without cost or liability; and Executive hereby grants all rights of Executive therein to the Company and Executive further releases the Company, its affiliates and its customers from any and all liability for disclosing, publishing, reproducing, distributing and/or circulating any such materials; and

(vii) All information and/or materials related to the Company and/or its business as created, in whole or in part, by the Executive during the course of Executive’s employment with the Company shall be solely owned by the Company as “Works Made for Hire”, as defined by the United States Copyright Act.  To the extent any such works are not, by operation of law, “works made for hire”, then Executive hereby assigns to the Company the sole and exclusive ownership of any and all rights of copyright in such works, including, without limitation, all Intellectual Property, and the Company shall have the sole right to obtain and hold in its own name all copyrights, copyright registrations and similar protections that may be available in such materials, works and Intellectual Property.

6.3         Enforcement and Remedies

a.           Reasonableness of Restrictions.  Executive has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth in such provisions (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its shareholders, directors, officers, and employees.

b.           Severability and Reformation.  In the event that, notwithstanding the foregoing, any portions of this Section 6 hereof shall be held to be invalid or unenforceable, the remaining portions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions had not been included therein.  In the event that any provision of this Section 6 shall be declared by a court of competent jurisdiction to be invalid due to overly broad, the parties do hereby authorize the court to reform the offending provision so as to make it enforceable.

c.           Successors.  Executive specifically acknowledges and agrees that these covenants contained in this Section 6 shall be enforceable by any successor to the Company.

d.           Extension of Term of Covenant In Event of Breach.  In the event Executive breaches any of the restrictions set forth in Section 6.2, then, in addition to any other remedies to which the Company may be entitled, the duration of the restrictions shall be extended automatically to two years from the latest date on which Executive shall have ceased to violate the covenants.

e.           Additional Remedies.  In the event that Executive breaches any of the covenants contained herein, the Company shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages, and payment by Executive of the reasonable attorneys’ fees, court costs, and other expenses incurred by the Company in enforcing the terms of this Agreement.  The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to Company which will not be adequately compensable in monetary damages, and that in addition to any remedy that Company may have at law, the Company may obtain such preliminary or permanent injunction or decree as may be necessary to protect Company against, or on account of, any breach of the provisions contained herein.  In addition, Executive covenants and agrees that, if Executive violates any of the covenants under Section 6.2 above, the Company shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or benefits which Executive, directly or indirectly, has realized and/or may realize from the transactions that give rise to such violation(s).

7.           GENERAL PROVISIONS.

7.1           Notices.  All notices and other communications required or permitted by this Agreement to be delivered by the Company or Executive to the other party shall be delivered in writing, either personally or by certified or express mail, return receipt requested, postage prepaid, respectively, to the attention of the Chairman, Chief Executive Officer or President at the headquarters of the Company, or to the address of record of the Executive on file at the Company.  If notice is sent by certified mail, it shall be deemed given and effective on the third day after it was deposited in the mail.

7.2           Amendments: Entire Agreement.  This Agreement may not be amended or modified except by a writing executed by all of the parties hereto.  This Agreement, including any addenda hereto, constitutes the entire agreement between Executive and the Company relating in any way to the employment of Executive by the Company, and supersedes all prior discussions, understandings and employment agreements among Executive, Company and Company’s Affiliates with respect thereto, including but not limited to that certain EXTENDED SERVICE PROVIDER AGREEMENT with an effective date of March 1, 2009.

7.3           Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  The Company will assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.4           Severability: Provisions Subject to Applicable Law.  All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law.  If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

7.5           Waiver of Rights.  No waiver by the Company or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

7.6           Definitions, Headings, and Number.  A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein.  The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement.  In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form, and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

7.7           Governing Law.  This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of New York.  Executive agrees to submit to the jurisdiction of the courts of the State of New York, County of Erie, and that venue for any action arising out of this Agreement or the parties' performance hereunder shall be in a court of competent jurisdiction located in and serving the State of New York, County of Erie.

7.8.           Attorneys’ Fees.  In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

7.9           Construction and Interpretation.  This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

 IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	22nd Century Group, Inc.

/s/ Michael R. Moynihan	By:	/s/ Joseph Pandolfino
Michael R. Moynihan	Joseph Pandolfino
Chief Executive Officer

ADDENDUM A TO
EMPLOYMENT AGREEMENT OF MICHAEL R. MOYNIHAN

This Addendum A to the Employment Agreement of Michael R. Moynihan is made and effective as of the date of March 15, 2011 and supersedes any prior Addendum A of such Agreement.

A.	Executive’s title for purposes of the Agreement shall be Vice President of Research and Development and Executive shall hold the same title at Company’s Affiliate(s) as determined by the Company.

B.
Unless earlier terminated as provided in the Agreement, the Term of the Agreement is for an initial period of three (3) years, and thereafter the Agreement shall renew on an annual basis unless earlier terminated by the Company or the Executive as provided in the Agreement.

C.
Effective as of the date of this Addendum, Executive’s Base Salary for purposes of the Agreement shall be equivalent to $105,000 per year for the period immediately following the effective date of this Addendum to May 31, 2011, and (ii) $115,000 per year for the twelve (12) month period beginning June 1, 2011. Thereafter, the Base Salary of Executive may be increased in an amount as determined by the Company. Nothing in the Agreement will affect the pre-existing obligation of the Company or 22nd Century Limited, LLC to pay to the Executive the previously accrued but unpaid salary of the Executive.

D.
Pursuant to the Agreement, Executive shall be eligible for additional compensation and benefits as follows: participation in the Company’s 2010 Equity Incentive Plan and/or any similar stock equity plan that the Company may establish after the date hereof.

EXECUTIVE	22nd Century Group, Inc.

/s/ Michael R. Moynihan	By:	/s/ Joseph Pandolfino
Michael R. Moynihan	Joseph Pandolfino
Chief Executive Officer